Exhibit 99.2

THE BOARD OF DIRECTORS

OF

CANNABICS PHARMACEUTICALS INC.

The following is a true copy of the resolution duly adopted by the Board of Directors of this Corporation at a special meeting, notice to this meeting having been waived, held on this 22nd day of February, 2016

The Board of Directors which was present for this meeting & took active part therein was:

Eyal Ballan

Itamar Borochov

WHEREAS there has been presented to and considered by this meeting a decision to Accept the Return of all Intellectual Property and its Subsidiary Grin Ultra Ltd., and RESCIND and cancel all Agreements relating thereto of 7th October, 2015.

NOW THEREFORE BE IT RESOLVED that the majority of Directors having considered this matter, and having opened the floor to all those who voice a preference in the issue and pursuant to NRS 78.320, have unanimously decided and RESOLVED that:

Per our Agreement with a noted licensed Investment Firm, the Company shall RESCIND, terminate and cancel in its entirety that certain Intellectual Property and Subsidiary Assignment Agreement, executed on October 7th, 2015, between the Company and CANNABICS INC., as well as its ancillary agreements – the Assignment & Assumption of Debt & Liabilities Agreement and the Debt Cancellation Agreement, both executed on October 7th, 2015, between the Company and CANNABICS INC; meaning that all technologies and IP which exited the company shall be returned unencumbered.

Said Motion is hereby passed and the corporate books, records and the Secretary shall file this Resolution in the corporate records

DATED: 22nd February, 2016

/s/ David E. Price

David E. Price, Secretary, Corp Counsel